Emmaus Life Sciences, Inc. 10-Q
Exhibit 10.4

Typed by:____
Proofed by:____

PLEASE SIGN AND RETURN BOTH COPIES. A FULLY EXECUTED COPY WILL BE RETURNED TO YOU.

LEASE EXTENSION

Date:    July 8, 2011

RE:       3870 Del Amo Blvd., #560, Torrance, CA 90503

The undersigned hereby agree to extend that certain lease dated JULY 20, 2009 between 3830 DEL AMO BLVD, LLC and Emmaus Medical, Inc. for TWO (2) years(s) commencing AUGUST 20, 2011 and ending AUGUST 19, 2013 at a monthly rent of $1,610.00 payable in advance o the first day of each month.

There shall be a C.P.I. adjustment on August 20, 2012, per the attached paragraph A.

ALL OTHER TERMS AND CONDITION OF SAID LEASE WILL REMAIN IN FULL FORCE AND EFFECT AND ARE IN NO WAY AFFECTED BY RENEWAL.

LESSEE: EMMAUS MEDICAL, INC.

By:	/s/ Yutaka Niihara	Date: 7/11/11
Yutaka Niihara, C.E.O.

LESSOR: 3830 DEL AMO BLVD, LLC

By:	/s/ Steven P. Fechner	Date: 7/18/11
Steven P. Fechner, Manager of LLC

Please return to: Surf Management, Inc., P.O. Box 3217, Torrance, CA 90510 Phone 310/533-5900

Date: July 8, 2011

Address: 3870 Del Amo Blvd., #506, Torrance, CA 90503

CPI Adjustment (s) (CPI): On August 20, 2012 (each such day hereinafter referred to as an “Adjustment Date”), the Base Rent payable by Lessee shall be adjusted by the increase in the Consumer Price Index (C.P.I.) through the applicable Adjustment Date.

The increase shall be calculated as follows: the Base Rent scheduled for payment by Lessee immediately prior to the applicable Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the C.P.I. of the calendar month that is three (3) months prior to the applicable Adjustment Date, and the denominator of which shall be the C.P.I. in effect three (3) months prior to the last Adjustment Date. If there has been no previous Adjustment Date during the lease (or current lease extension), the lease (or current lease extension) Commencement Date shall be used. The sum so calculate shall constitute the Base Rent until the next Adjustment Date, but in no event shall the Base Rent payable by Lessee be reduced. Lessor’s failure to request payment of an estimated or actual rent adjustment shall not constitute a waiver of the right to any adjustment provided for in this Lease.

The index used shall be the Consumer Price Index of the Bureau of Labo Statistic of the United States Department of Labor for Urban Consumers Los Angeles-Anaheim-Riverside, California (1982-1984 = 100), “All items. In the event the compilation and/or publication of the C.P.I. shall be transferred to any other governmental department or bureau or agency shall be discontinued, the Index most nearly the same as this C.P.I. shall be used to make such calculations. In the event that Lessor and Lessee cannot agree on such alternative Index, then the matter shall be submitted for decision to American Arbitration Association in Los Angeles in accordance with the then current rules of said Association, and the decision of the arbitrator shall be binding upon the parties. The cost of said arbitrator shall be paid equally by Lessor and Lessee.

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